Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2019 Second Quarter Conference Call Script

Call date: Tuesday, August 13, 2019

Call time: 10:00 a.m. Mountain Time

Jay - Good morning and welcome to the Where Food Comes From 2019 second quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John - Good morning and thanks for joining the call.

Today I’ll do a quick recap of our financial highlights for the second quarter and six-month period and then cover a few operational highlights before opening the call to questions.

Beginning with the second quarter:

●	Revenue grew 10% year over year to $4.9 million from $4.4 million. I’m pleased to note that all four revenue streams contributed to our growth. That included verification revenue and tag sales growth of 7% and 32%, respectively. On the SureHarvest side, software license, maintenance and support revenue grew 14% and software consulting revenue grew 23%.

●	I’m also pleased to report that all four revenue categories were profitable on a stand-alone basis.

●	Total gross profit increased 4% year over year but our gross margin declined due primarily to the addition of fixed labor costs related to two 2018 acquisitions.

●	SG&A expense declined 5% – or approximately $85,000 – year over year despite a $56,000 increase in depreciation and amortization. The reduced SG&A was due to lower year-over-year marketing expense in the period. Remember, we do one-off marketing programs from time to time, so our SG&A trends won’t always be predictable.

●	Operating income was up 67% year over year to $403,000.

●	As a result, net income attributable to WFCF grew 104% year over year to $361,000 from $177,000 last year.

●	Adjusted EBITDA grew 39% year over year to $824,000 from $593,000.

Turning to the six-month results:

●	Revenue grew 10% year over year to $8.8 million from $8.1 million. Once again, all four revenue streams showed profitable growth, including verification and tag sales, up 4% and 50%, respectively. Software license revenue was up 8% and software consulting was up 18% year over year.

●	Gross profit was flat at $3.7 million and gross margin was down year over year due to the competitive ear tag pricing and to added overhead from two acquisitions – SOW Organic and JVF Consulting – that we completed in the second and third quarters last year.

●	SG&A expense was up 5% year over year but you may recall that in the first quarter this year we incurred some special expense events related to training and marketing programs that pushed costs higher than normal. In addition, depreciation and amortization expense was $44,000 higher in the first half of this year compared to last year.

●	As a result, operating income declined 62% in the six-month period.

●	Net income increased 3% year over year to $218,000 from $212,000.

●	And finally, adjusted EBITDA was down 4% to $906,000 from $948,000. The decline reflected competitive pricing programs from volume ear tag purchasers, higher year-end audit expenses, and special staff training programs. The year-ago number benefitted from $64,000 in acquisition expenses that were not repeated this year.

●	We generated $1.4 million in net cash from operations in the first half of 2019. That’s up from $1.1 million in the same period a year ago.

●	Cash, cash equivalents and investments grew to $2.9 million from $2.0 million at 2018 year-end.

●	And our working capital balance grew 9% to $2.9 million from $2.7 million.

Our steady revenue growth reflects success in many facets of our diverse business mix. As you’re probably aware, our large and ever-growing solutions portfolio makes us the market leader in terms of food group and verification standard coverage. More than 15,000 customers count on us to provide them with product claims credibility and product differentiation. I’ve spoken many times about the moat we’ve created around our business – about barriers to entry – and how long it would take even a well-funded competitor to gain entry into the many markets and verification areas that we operate in. We believe our diversity and wide-ranging expertise, our consistent introduction of innovative new services, our industry reputation and solid customer retention rates, and the quality of our people have positioned us for continued success well into the future.

Our beef verification business continues to lead the way in terms of revenue growth and profit generation. As you know, the re-opening of Chinese markets has accelerated that growth over the last year and this increased China-related source and age verification activity, despite ongoing tariff drama, shows no sign of slowing down. On a related note, last week the United States and European Union signed an agreement regarding US beef access to the EU. Under the agreement, the US will be able to almost triple its annual duty-free exports to the EU. This guarantees American ranchers a much larger share of Europe’s beef market. What that means to us is more demand for our NHTC audits that are required for export to the EU.

In addition to source and age audits for China and NHTC audits for the EU, our domestic beef verification programs are showing continued strength. Animal welfare and natural claims remain front of mind for US meat producers and consumers and our programs are at the forefront in that space.

Another recent development in the beef realm is our introduction of a new Black Angus Verified Beef standard, which is part of our new USDA approved Breed Verified program. As restaurant and retail claims around Black Angus beef become more prevalent, we see a real need for a program that can reassure cattle buyers and consumers that claims around Black Angus genetics are authentic. We introduced the new program in mid-May and by the end of Q2 we announced the first sale of cattle verified under the Black Angus Verified Beef standard. As an aside, we also verified that first group of cattle to other standards as part of our programs.

So, while our meat verification segment is both a legacy cornerstone and a robust growth driver for us, we’re also seeing some highlights in other areas of our business. Our hemp initiative is one example. In the roughly eight months since we were selected as program administrator and exclusive provider of certifications to the US Hemp Authority™ Certified verification standard, we have made good progress onboarding new customers comprised of hemp growers and processors. We estimate there are more than 250 growers and processors in North America – a number that will almost certainly grow in line with consumer demand for hemp-based medicinals and supplements.

But growers and processors are just the tip of the iceberg. There are other players in the supply chain with similar needs and their numbers are much higher. These are the manufacturers of consumer products such as CBD oil, food items, supplements and personal care products – all of which can benefit from US Hemp Authority Certification. On top of that, there are retailers who are eager to ride this wave but are rightfully cautious about quality standards and thus are seeking third-party expertise and guidance.

For example, we are presently consulting with a mid-tier grocer that wants to make US Hemp Authority certification a requirement for CBD product makers vying for shelf space in their stores. Due to lingering misconceptions about hemp-based CBD and the fact that quality control remains a major concern of both consumers and retailers, we think such certification requirements will become the norm among the broader retail community.

So, with that, I’ll open the call to questions. Operator…

Operator - Thank you. At this time, we'll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from Raphi Savitz with RYS Advisors. Please proceed with your question.

Raphi Savitz

Hey, John. Just a quick question for you. I was a bit surprised to see your SG&A decrease year-over-year. Can you talk about what the opportunity set is or how you think about investing more money into sales marketing going forward.

John Saunders

Yes. Good question. We've really put a lot of investment over the last three years in to streamlining our business and with that we've created a much more scalable delivery model and ability for our team to handle a much, much higher workload and higher numbers of producers using software and technology as opposed to growing our human resources and our FTEs.

On the marketing side, we continued to focus on our relationships at the retail and consumer level and the pull through associated with that. So, we've really focused a lot of effort on obviously China. And then, my comment about the increase in the market for U.S. beef in Europe. Those were both, what I would call very targeted sales opportunities and sales wins for us as we spend a lot of time working with both governments -- both here in the United States and in the EU and China to increase those opportunities. So, we continue to spend the majority of our time really focusing on that pull through for our major beef retail and packer customers.

Raphi Savitz

Got it. And I guess on the top-line side, it's certainly nice to see verification growing nicely this quarter. I think was up 7%. Can you talk about what drove the acceleration there and really how you think about the business over the next couple of years. You mentioned it is a legacy business, but it is growing.

John Saunders

Yes. When we talk about our growth opportunities internally Raphi, it's very, very much focused on our opportunity within beef. So, the second quarter is typically a slower quarter for us as it relates to beef. So, two things I'll draw your attention to are the growth in the first quarter and then the six month period for our tag and hardware revenue. And the correlated sales associated with those tags as they become part of our pipeline of cattle and beef that are in the system will continue to drive our verification revenue both through the third and fourth quarter. But, I think really looking into 2020, you'll see beef continue to be a big driver for us and there's a lot of dynamics that are driving that.

I would say I've talked about China and the EU, but there's also political issues global political issues which are affecting the U.S. beef industry as we speak. So, we're on top of that all the time. So, I would be excited, or I would look forward investors too, what the beef opportunity is going to be for our company over the next several quarters and years. It's been a market that we've worked on now close to 25 years. And I've talked about it quite a bit that over the years we've consolidated we've acquired three of our major competitors in the beef industry. We really don't have a major beef industry competitor today. And what's all of the dynamics that I'm talking about we're in a very unique position to be the largest beneficiary of that growth in the U.S. beef industry. So, it's a big driver for us. We're really focused on it.

Raphi Savitz

What does that mean for the software and consulting business since you've been helping out?

John Saunders

They go right along with it. As we've -- one of -- as I mentioned our SG&A is down this quarter. Part of that is because of some timing of expenses. But, part of it is because we've come to a real streamline system specifically within beef and there's some components of beef that make it very unique. One is, that it's -- when we talk about hardware revenue and the tags associated with our verification those tags are sold exclusively into the beef and dairy industry and the beef industry that results from the dairy industry. So, as tag sales grow, it's very lucrative for us because it allows us to create margin on those animals over time.

Cattle have a very long lifespan. So the two to three years that it takes for that animal to mature all the while there's interactions there's marketing's of those animals all of which require continued verification and are generating revenue and margins for us on that on that animal.

So, when I really talk about how we're streamlining and how we're growing our business, we do probably 60% of our business is beef related specifically. And all of the other commodities that we work in dairy, poultry, pork combine to create that 40%. So, it's a much larger opportunity and it's much bigger and if you can sense my excitement and some confidence that we've really done a good job in the beef industry not just creating a system that works for beef producers, which is what we've done, but more importantly we're creating value for beef producers, all the producers. And it's what has become really the critical part of our relationship with the producers are the additional markets that we're able to help them introduce their cattle to. And almost to a producer they're able to generate higher margins and profit as a result of that.

Raphi Savitz

Perfect. Thank you for your time.

Operator

Our next question comes from [Gary Thompson] [ph] a private investor.

Unidentified Analyst

Hello, John, Lean, and Dannette. Looks like a pretty good quarter. My question is, has there been any more thought or discussion on that 1 to 4 reverse split. We spoke about and voted on it via stockholders meeting.

John Saunders

Yes. Thanks Gary. As maybe some of you know, or don't know the stockholders at our most recent corporate meeting approved a reverse split with the ratio up to 1 to 4 [ph] Excuse me. But, as we made it clear, this is our opportunity, but it's not our obligation. So we really again Terry haven't set a timetable to do it. We see great opportunity in an uplifting and the reverse split was an opportunity for us to prepare for that, which we've done, but we're still weighing a lot of different factors.

Unidentified Analyst

Okay. So, still very much on a backburner, just to give you the option at some point, if you need it. Am I understanding that correctly?

John Saunders

That is correct. We talk about it quite a bit, but it is, yes, that's a good description.

Unidentified Analyst

Okay. Very good. Well, I don't think a lot of the stockholders are real excited about the idea. But, what's going to happen is going to happen. I appreciate your time and thank you very much for what you're doing.

John Saunders

You bet.

Operator

There are no further questions at this time I'd like to turn the call back to John Saunders for closing comments.

John Saunders

Thanks, again, for joining us today. We'll look forward to talking again after the closing our third quarter. Take care.

Operator

This includes today's conference. You may disconnect your lines at this time and we thank you for your participation.